UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2011

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-12486

Ohio	34-1747603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 AEC PARKWAY, RICHMOND HEIGHTS, OHIO 44143-1467
(Address of principal executive offices)

(216) 261-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.01   Completion of Acquisition or Disposition of Assets.

Associated Estates Realty Corporation (the "Company") acquired Waterstone at Wellington, a 222-unit apartment community on June 15, 2011, and Carmel Vienna Metro, a 250-unit apartment community on August 9, 2011.  With the closing of the August 9, 2011 acquisition, the aggregate purchase price of the properties acquired in 2011 exceeded 10% of the Company’s total assets as of December 31, 2010.

The Waterstone at Wellington is a 222-unit apartment community located in Wellington, Florida. The Company, through a wholly owned subsidiary, acquired this community from Wellington, LLC, an entity controlled by Gables GP, Inc. for approximately $32.8 million in cash, which was funded primarily from proceeds from the Company’s unsecured term loan.

Carmel Vienna Metro is a 250-unit apartment community located in Fairfax, Virginia.  The Company, through a wholly owned subsidiary, acquired this community from CP III Vienna Metro, LLC for approximately $82.6 million in cash, which was funded primarily from borrowings on the Company’s unsecured revolving credit facility.

ITEM 9.01   Financial Statements and Exhibits.

(a) The Company intends to file the financial statements for the August 9, 2011 acquisition by an amendment within the time permitted by Item 9.01(a).

(b) The Company intends to file the required pro forma financial information for the August 9, 2011 acquisition by an amendment within the time permitted by Item 9.01(a).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

August 9, 2011	/s/ Lou Fatica
(Date)	Lou Fatica, Vice President
Chief Financial Officer and Treasurer

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